                                                                   EXHIBIT 10.12

                              Employment Agreement
                              --------------------


     EMPLOYMENT AGREEMENT, dated as of October 15, 2002 between Panavision Inc., a Delaware corporation (the "Company") and Bobby G. Jenkins (the "Executive").

     WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to accept such employment, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, the Company and the Executive hereby agree as follows:

     1.   Employment, Duties and Acceptance.
          ---------------------------------

          1.1 Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as Executive Vice President and Chief Financial Officer or in such other executive position as may be mutually agreed upon by the Company and the Executive, and to perform such other duties consistent with such position as may be assigned to the Executive by the Board of Directors or any officer of the Company senior to the Executive. The Executive will report jointly to the Chief Executive Officer of Panavision and the Vice Chairman and Chief Administrative Officer of Mafco Holdings Inc.

          1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests. The Executive further agrees to accept election, and to serve during all or any part of the Term, as an officer or director of the Company and of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement, if elected to any such position by the shareholders or by the Board of Directors of the Company or of any subsidiary or affiliate, as the case may be. The Executive hereby represents and warrants that the Executive is not subject to any other agreement, including without limitation any agreement not to compete or confidentiality agreement, which would be violated by the Executive's performance of services hereunder.

          1.3 Location. The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company in Woodland Hills, California, subject to reasonable travel requirements on behalf of the Company.

     2.   Term of Employment; Certain Post-Term Benefits.
          -----------------------------------------------

          2.1 The Term. The term of the Executive's employment under this Agreement (the "Term") shall commence on October 15, 2002 and shall end on December 31, 2005 or such later date to which the Term is extended pursuant to
Section 2.2.

          2.2 End-of-Term Provisions. At any time on or after December 31, 2003 the Company shall have the right to give written notice of non-renewal of the Term. In the event the Company gives such notice of non-renewal, the Term automatically shall be extended so that it ends

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twenty-four months after the last day of the month in which the Company gives such notice. From and after December 31, 2005, unless and until the Company gives written notice of non-renewal as provided in this Section 2.2, the Term automatically shall be extended day-by-day; upon the giving of such notice by the Company, the Term automatically shall be extended so that it ends twenty-four months after the last day of the month in which the Company gives such notice.

          2.3 Special Curtailment. The Term shall end earlier than the original December 31, 2005 termination date provided in Section 2.1 or any extended termination date provided in Section 2.2, in either case if sooner terminated pursuant to Section 4. Non-extension of the Term shall not be deemed to be a wrongful termination of the Term or this Agreement by the Company pursuant to Section 4.4.

     3.   Compensation; Benefits.
          ----------------------

          3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive during the Term a base salary, payable semi-monthly in arrears, at the annual rate of not less than $475,000, less such deductions or amounts to be withheld as required by applicable law and regulations (the "Base Salary"). In the event that the Company in its sole discretion from time to time determines to further increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement.

          3.2 Incentive Compensation. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, the Executive will be eligible to participate in the Company's Executive Incentive Compensation Plan or any successor incentive compensation plan from time to time maintained by the Company for employees or officers generally (the "Bonus Plan"). The Executive shall receive a bonus (a "Bonus") on account of service to the Company during any calendar year commencing with 2003 in an amount equal to the greater of (i) the bonus computed pursuant to this Section 3.2 (the "Contract Bonus") and (ii) any award pursuant to the Bonus Plan, to be paid in the next following year on the earlier to occur of (A) March 15th and (B) the date on which the Company pays bonuses to officers generally. For any period of less than a full calendar year commencing with 2003 during the Term or the Damage Period, as applicable, the Executive shall be paid a Bonus in an amount equal to the greater of (i) the Contract Bonus and (ii) any award pursuant to the Bonus Plan, in the applicable case prorated for the number of full calendar months of service rendered by the Executive during such year. If in any calendar year (a "Bonus Year"), the Company achieves an increase in EBITDA over EBITDA for the immediately preceding calendar year of (i) $10 million or more, the Contract Bonus shall be 75% of Base Salary as in effect at the end of the Bonus Year, (ii) between $5 million and $10 million, the Contract Bonus shall be a percentage of Base Salary as in effect at the end of the Bonus Year equal to (A) that portion of the increase in EBITDA which exceeds $5 million (B) divided by $5 million (C) multiplied by .75 and (iii) less than $5 million, the Contract Bonus shall be zero (-0-), provided, however, that for purposes of this calculation, EBITDA in any year shall be the greater of (A) actual EBITDA for such year and (B) $75 million. The Company acknowledges that the Executive should have an opportunity to evaluate the feasibility of EBITDA increasing by up to $10 million per year and the appropriateness of using $75 million of EBITDA as a base benchmark against which increases in EBITDA are measured. Accordingly, the Company agrees that should the Executive by December 31, 2002 in good faith determine that either or both of (i) $10 million annual increases in EBITDA or (ii) use of $75 million of EBITDA as a measurement benchmark are sufficiently unlikely to provide an appropriate basis for the Executive to earn a Contract Bonus of up to 75% of Base Salary, the Company shall negotiate in good

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faith with the Executive in an effort to establish a more suitable performance target for the Contract Bonus.

          3.3 Equity Participation. In addition to the amounts to be paid to the Executive pursuant to Section 3.1 and Section 3.2, the Executive shall be entitled to receive a payment (the "Equity Participation Payment") at the time and in an amount determined pursuant to this Section 3.3. The Equity Participation Payment shall be made to the Executive within fifteen (15) days following issuance of audited financial statements of the Company for the fiscal year in which occurred the last day of the Term pursuant to Section 2.2 or the last day on account of which the Company made a payment of Base Salary pursuant to Section 4.4, as applicable (such fiscal year, the "Final Fiscal Year"). The Equity Participation Payment shall be in an amount equal to one percent (1%) of
(i) EBITDA for the Final Fiscal Year multiplied by 7.8, (ii) less the sum of (A) $700 million and (B) any contributions to the capital of the Company since September 30, 2002 and (iii)(A) less if an increase or (B) plus if a decrease, the change in debt (reduced by any unrestricted cash) of the Company and its consolidated subsidiaries outstanding between September 30, 2002 and the last day of the Final Fiscal Year. The Company acknowledges that the Executive should have an opportunity to evaluate whether the Company's estimate of 2003 EBITDA, which is a predicate for constructing the Equity Participation Payment, is appropriate for such purpose. Accordingly, the Company agrees that should the Executive by December 31, 2002 in good faith determine that the Company's 2003 EBITDA estimate is inappropriate as a predicate for the Equity Participation Payment, the Company shall negotiate in good faith with the Executive in an effort to establish a more suitable EBITDA predicate for the Equity Participation Payment.

          3.4 Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers provided, however, that the maximum amount available for such expenses during any period may be fixed in advance by the Chairman of the Board of Directors or the Executive Committee of the Board of Directors.

          3.5 Vacation. The Executive shall be entitled to a vacation period in accordance with the vacation policy of the Company during each year of the Term.

          3.6 Fringe Benefits. During the Term, the Executive shall be entitled to all benefits for which the Executive shall be eligible under any qualified pension plan, 401(k) plan, group insurance or other so-called "fringe" benefit plan which the Company provides to its employees and officers generally.

          3.7 Additional Benefits. During the Term, the Executive shall be entitled to such other benefits as are specified in Appendix I to this Agreement.


     4.   Termination.
          -----------

          4.1 Death. If the Executive shall die during the Term, the Term shall terminate and no further amounts or benefits shall be payable hereunder, except that the Executive's legal representatives shall be entitled to receive continued payments in an amount equal to 60% of the Base Salary, in the manner specified in Section 3.1, until the end of the Term (as in effect immediately prior to the Executive's death) or, if the Company has not then given written notice of non-renewal pursuant to Section 2.2, for a period of twenty-four months after the last day of the month in which termination described in this Section 4.1 occurred, whichever is longer.

          4.2 Disability. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive's services hereunder for (i) a period of six consecutive months or (ii) for shorter periods aggregating six months during any twelve month period, the Company may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate of six months, by written notice to the Executive (but before the Executive has recovered from such disability), terminate the Term and no further amounts or benefits shall be payable hereunder, except that the Executive shall be entitled to receive continued payments in an amount equal to 60% of the Base Salary, in the manner specified in Section 3.1, until the end of the Term (as in effect immediately prior to such termination) or, if the Company has not then given notice of non-renewal pursuant to Section 2.2, for a period of twenty-four months after the last day of the month in which termination described in this Section 4.2 occurred. If the Executive shall die before receiving all payments to be made by the Company in accordance with the foregoing, such payments shall be made to a beneficiary designated by the Executive on a form prescribed for such purpose by the Company, or in the absence of such designation to the Executive's legal representative.

          4.3 Cause. In the event (i) of gross neglect by the Executive of the Executive's duties hereunder, (ii) conviction of the Executive of any felony, (iii) conviction of the Executive of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates,
(iv) willful misconduct by the Executive in connection with the performance of any material portion of the Executive's duties hereunder, (v) breach by the Executive of any material provision of this Agreement, (vi) breach by the Executive of the Company's official written Code of Conduct as in effect from time to time or (vii) any other conduct on the part of the Executive which would make the Executive's continued employment by the Company materially prejudicial to the best interests of the Company, the Company may at any time by written notice to the Executive terminate the Term, provided, however, that in the case of any matter covered by clauses (i), (iv), (v) or (vii), the Company shall first have given the Executive written notice of the conduct (or lack thereof) at issue and 30 days within which to cure. Upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except Base Salary and benefits as shall have been earned to the date of such termination.

          4.4 Company Breach. In the event of the breach of any material provision of this Agreement by the Company, the Executive shall be entitled to terminate the Term upon 60 days' prior written notice to the Company. Upon such termination, or in the event the Company terminates the Term or this Agreement other than pursuant to the provisions of Sections 4.2 or 4.3, the Company shall continue to provide the Executive (i) payments of (A) Base Salary, in the manner and amount specified in Section 3.1, (B) Bonus in the manner and amount specified in Section 3.2 and (C) Equity Participation Payment in the manner and amount specified in Section 3.3 and (ii) fringe benefits and additional benefits in the manner and amounts specified in Sections 3.6 and 3.7 until the end of the Term (as in effect immediately prior to such termination) or, if the Company has not then given written notice of non-renewal pursuant to Section 2.2, for a period of twenty-four months after the last day of the month in which termination described in this Section 4.4 occurred, whichever is longer (the "Damage Period"). The Company's obligations pursuant to this Section 4.4 are subject to the Executive's duty to mitigate damages by seeking other employment provided, however, that the Executive shall not be required to accept a position of lesser importance or of substantially different character than the position held with the Company immediately prior to the effective date of termination or in a location outside of the Los Angeles County, California area. The Company acknowledges that the non-competition obligation imposed on the Executive pursuant to Section 5.2 may reduce substantially the ability of the Executive to mitigate damages pursuant to this Section 4.4 and, accordingly, agrees that the Executive's failure to mitigate damages as a consequence of the restrictions imposed on him by Section 5.2 will be deemed an excuse for such failure on the Executive's part. To the extent that the Executive shall earn compensation during the Damage Period (without regard to when such compensation is paid), the Base Salary, Bonus and Equity Participation payments to be made by the Company pursuant to this Section 4.4 shall be correspondingly reduced. All payments and benefits (including service credit for benefit plan purposes and stock option vesting purposes) to be received by the Executive under this Section 4.4 will be treated for the Executive's benefit in the same manner as that customarily accorded full-time employees of the Company.

          4.5 Litigation Expenses. Except as provided for in Section 5.7, if the Company and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by the Company or the Executive, and if a judgment in such action, suit or proceeding is rendered in favor of the Executive, the Company shall reimburse the Executive for all expenses (including reasonable attorneys' fees) incurred by the Executive in connection with such action, suit or proceeding.

     5.   Protection of Confidential Information;
          --------------------------------------
             Non-Competition.
             ---------------

          5.1 In view of the fact that the Executive's work for the Company will bring the Executive into close contact with many confidential affairs of the Company, its subsidiaries and affiliates not readily available to the public, and plans for future developments, the Executive agrees:

          5.1.1 To keep and retain in the strictest confidence all confidential matters of the Company, its subsidiaries and affiliates, including, without limitation, "know how", trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, other business affairs of the Company, its subsidiaries and affiliates, and any information whatsoever concerning any director, officer, employee or agent of the Company, its subsidiaries and affiliates or their respective family members learned by the Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company, either during or after the Executive's employment with the Company, except in the course of performing the Executive's duties hereunder or with the Company's express written consent. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial; and

          5.1.2 To deliver promptly to the Company on termination of the Executive's employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof), including data stored in computer memories or on other media used for electronic storage or retrieval, relating to the Company's business, or the business of its subsidiaries or affiliates, and all property associated therewith, which the Executive may then possess or have under the Executive's control.

          5.2 During the Term and for a period of twenty-four months thereafter, the Executive shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company or of any of its subsidiaries or affiliates; the Executive shall not engage in such business on the Executive's own account; and the Executive shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity provided, however, that nothing contained in this Section 5.2 shall be deemed to prohibit the Executive from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation. In addition, during the Term and for a period of twenty-four months thereafter, the Executive shall not solicit or encourage any person who, within six (6) months prior to the expiration or earlier termination of the Term, was an employee of the Company or any of its subsidiaries or affiliates to (i) terminate his or her employment with the Company or any such subsidiary or affiliate or (ii) engage in any activity prohibited to the Executive by the first sentence of this Section 5.2.

          5.3 If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.1 or 5.2 hereof, the Company shall have the following rights and remedies:

          5.3.1 The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

          5.3.2 The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Sections 5.1 or 5.2, and the Executive hereby agrees to account for and pay over such Benefits to the Company.

Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

          5.4 If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

          5.5 If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

          5.6 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1 and 5.2 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to

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the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

          5.7 In the event that any action, suit or other proceeding in law or in equity is brought to enforce the covenants contained in Sections 5.1 and
5.2 or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Company in such action, suit or other proceeding shall (on demand of the Company) be paid by the Executive. In the event the Company fails to obtain a judgment for money damages or an injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Executive in such action, suit or other proceeding shall (on demand of the Executive) be paid by the Company.

     6.   Inventions and Patents.
          ----------------------

          6.1 The Executive agrees that all processes, technologies and inventions (collectively, "Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

          6.2 If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive's employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

          6.3 The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

     7.   Intellectual Property.
          ---------------------

          The Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

     8.   Indemnification.
          ---------------

          The Company will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

     9.   Notices.
          -------

          All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

                  If to the Company, to:

                           Panavision Inc.
                           6219 De Soto Avenue
                           Woodland Hills, California  91367
                           Attention:  Chief Executive Officer

                  with a copy to:

                           MacAndrews & Forbes Holdings Inc.
                           35 East 62nd Street
                           New York, New York  10021
                           Attention:  General Counsel

                  If to the Executive, to:

                           Bobby G. Jenkins
                           6641 Giralda Circle
                           Boca Raton, Florida  33433



     10.  General.
          -------

          10.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

          10.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          10.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or in-ducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

          10.4 This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

          10.5 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

     11.  Subsidiaries and Affiliates.
          ---------------------------

          11.1 As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                            PANAVISION INC.


                                            By:      /S/ BARRY F. SCHWARTZ
                                                --------------------------
                                                  Barry F. Schwartz
                                                  Executive Vice President



                                                     /S/ BOBBY G. JENKINS
                                                ---------------------------
                                                Bobby G. Jenkins

                                   APPENDIX I
                                   ----------



Additional Benefits:
-------------------

           1. Medical Examination. The Executive shall be reimbursed by the Company for the reasonable cost of one annual medical examination upon presentation of an expense statement.

           2. Automobile. The Company shall afford the Executive the right to use an automobile on a continuing basis and shall provide garaging near the Executive's residence, all on the following basis. The Company shall pay, upon presentation of an expense statement, all reasonable expenses associated with the operation of such automobile and the rental of such garage space in the same manner as is, from time to time, in effect with respect to executive officers of the Company generally, including, without limitation, all reasonable maintenance and insurance expenses. The automobile furnished by the Company shall be a late model top-of-the-line BMW530 or like vehicle to be reasonably selected by the Executive. Upon the expiration of the Term, the Executive promptly shall return the automobile to the Company. Alternatively, the Executive shall have the right to elect to forego the use of a Company-provided automobile and receive from the Company instead a monthly cash payment in an amount equal to what would have been the direct out-of-pocket cost to the Company of providing to the Executive the benefit described in this paragraph.

           3. Insurance. The Company agrees to provide the Executive with additional term life insurance coverage with a face amount of twice the then current Base Salary, subject to the insurer's satisfaction with the results of any required medical examination to which the Executive hereby agrees to submit, on the following basis. The Executive may select a plan of his choice and may designate the beneficiary of such plan. The Company shall pay, or reimburse to the Executive if the Executive purchases term life insurance coverage himself, upon presentation of an expense statement, the periodic premiums relating to such additional term life insurance payable during the Term.

           4. Relocation. The Company acknowledges that the Executive will relocate his family and principal residence from Boca Raton, Florida to Woodland Hills, California. The Company shall provide the Executive with the following payments and benefits:

                           (i)  During the period from October 15, 2002 through
December 31, 2002, the Company shall pay the lesser of (A) the cost of business class commercial airline transportation for the Executive to commute weekly between the Company's offices and Boca Raton, Florida and (B) the actual cost incurred by the Executive for such commutation.

                           (ii) During the period from October 15, 2002 through
December 31, 2002, the Company shall pay the lesser of (A) the cost of business class commercial airline transportation for the Executive's wife and three children to make three round trips between Woodland Hills, California and Boca Raton, Florida and (B) the actual cost incurred by the Executive's wife and children for such trips.

                           (iii) During the period from October 15, 2002 through
December 31, 2002, the Company shall pay the rental and related costs of a suitable short term furnished corporate apartment in the Woodland Hills, California vicinity for the Executive's use.

                           (iv)  The Company shall pay the actual and reasonable
expenses of relocating the Executive and his family from the Boca Raton, Florida area to the Woodland Hills, California vicinity. Should the executive rent a residence in the Woodland Hills vicinity and subsequently purchase a principal residence, relocation expenses shall include the cost of storage of personal belongings while the Executive and his family reside in the rented premises, as well as the expenses of moving from the rented premises to the principal residence.

                           (v)  Upon expiration or termination of the Term for
any reason other than pursuant to Section 4.3 or other than as a consequence of the Executive's voluntarily quitting, the Company shall reimburse to the Executive, upon presentation of reasonable supporting documentation, any loss on disposition of the principal residence he purchases in the Woodland Hills, California vicinity. For purposes of determining loss on disposition for purposes of this clause (v), there shall be added to the cost basis of the Executive's principal residence in the Woodland Hills, California vicinity closing costs on Executive's purchase thereof and selling costs on Executive's disposition thereof. The Executive's right to reimbursement for loss on sale pursuant to this clause (v) is subject to the following limitations: (A) the Executive's principal residence shall have become subject to a contract for sale no later than one (1) year after expiration or termination of the Term and the closing shall have occurred no later than ninety (90) days thereafter and (B) the Company shall have the right to reject the selling price as being too low provided that, if the Company does so, it shall purchase the home from the Executive at a price which results in neither gain nor loss (as determined pursuant to the preceding sentence) to the Executive.

                           (vi)   Upon expiration or termination of the Term for
any reason other than pursuant to Section 4.3 or other than as a consequence of the Executive's voluntarily quitting, the Company shall pay the actual and reasonable expenses of relocating the Executive and his family from the Woodland Hills, California vicinity to a locale in the continental United States of the Executive's choice. Should the Executive rent a residence in the locale to which he and his family relocate and subsequently purchase a principal residence in that locale, relocation expenses shall include the cost of storage of personal belongings while the Executive and his family reside in the rented premises, as well as the expenses of moving from the rented premises to the principal residence. The Executive's right to have relocation expenses paid pursuant to this clause (vi) is subject to the limitation that the Executive and his family have relocated no later than the earlier to occur of (i) ten (10) days following the sale of the Executive's principal residence in the Woodland Hills, California vicinity and (ii) fifteen(15) months following expiration or termination of the Term as described above in this clause (vi).

                           (vii)  Should any of the benefits described in
clauses (i), (ii), (iii), (iv) or (vi) above, or any payment by the Company described in clause (v) above, require income to be imputed to the Executive, the Company shall "gross up" the income imputed to the Executive under federal and any applicable state income tax laws on account of such benefits and payment, such that the Executive effectively suffers no personal cost for such benefits or payment.

                  5. Airline Club. The Company shall pay the cost of membership for the Executive in an "executive" or similar commercial airline "club" or preferred passenger program.